AMERICAN ASSETS TRUST, INC.
AMERICAN ASSETS TRUST, L.P.

AMENDED AND RESTATED
INCENTIVE BONUS PLAN

This Amended and Restated Incentive Bonus Plan (the “Plan”) is intended to provide an additional incentive for employees of American Assets Trust, Inc. (the “REIT”), a Maryland corporation, and American Assets Trust, L.P. (the “Partnership”), a Maryland limited partnership, and their subsidiaries (collectively, the “Company”), to perform to the best of their abilities, to further the growth, development and financial success of the Company, and to enable the Company to attract and retain highly qualified employees. The Plan is for the benefit of the Participants (as defined below).

The Compensation Committee (the “Committee”) of the Board of Directors of the REIT (the “Board”) has adopted the Plan, to be effective March 25, 2014.

1.    Participants. Participation in the Plan shall be limited to such employees of the Company and its subsidiaries whom the Committee from time to time determines shall be eligible to receive a bonus award (a “Bonus”) hereunder (the “Participants”).

2.    Administration. The Plan shall be administered by the Committee. The Committee shall have the discretion and authority to administer and interpret the Plan, including the authority to establish bonus programs or guidelines under the Plan (the “Bonus Guidelines”) from time to time containing such terms and conditions as the Committee may determine or deem appropriate in its discretion, including, without limitation, terms and conditions relating to the administration of the Plan and/or the determination and payment of Bonuses hereunder. The Committee may modify, suspend, terminate or supersede the Bonus Guidelines at any time in its sole discretion. Any and all Bonus Guidelines adopted by the Committee shall be subject to the terms and conditions of the Plan. Any disputes under the Plan shall be resolved by the Committee or its designee, whose decision will be final.

3.    Performance Goals. The Plan is intended to provide incentives for the achievement of approved annual corporate and individual objectives (the “Performance Goals”), as determined by the Committee with respect to each calendar year during the term of the Plan (each an “Incentive Plan Year”).

(a)    Corporate Performance Goals. At the beginning of each Incentive Plan Year, the Committee shall select such objective corporate Performance Goals as the Committee may determine in its sole discretion. It is intended that the corporate performance goals be objectively determinable, with the weighting of the various corporate Performance Goals to be approved by the Committee.

(b)    Individual Performance Goals. A portion of each Participant’s Bonus will be determined in the sole discretion of the Committee based on individual performance and the consideration of such other factors as the Committee determines to be appropriate. If individual Performance Goals are to be established for an Incentive Plan Year, each Participant in the Plan will work with his or her direct manager to develop a list of key individual Performance Goals. The Executive Chairman of the Board of the REIT will work with the Committee to develop his individual Performance Goals.
A Performance Goal may be a single goal or a range of goals with a minimum goal up to a maximum goal. Unless otherwise determined by the Committee, the amount of each Participant’s Bonus shall be based upon a bonus formula determined by the Committee in its sole discretion that ties such Bonus to the attainment of the applicable Performance Goals. The Committee may in its sole discretion modify, change, add or remove the bonus formulas and/or Performance Goals at any time and from time to time during or upon completion of an Incentive Plan Year.
    4.    Target Bonuses. Each Participant will be assigned a “Target Bonus Percentage” based on his or her job classification and responsibilities. If a Participant moves from one Target Bonus Percentage level to another during an Incentive Plan Year, his or her Target Bonus Percentage will be based on the Target Bonus in effect at the end of the Incentive Plan Year. A “Target Bonus” for each Participant will be determined by multiplying his or her Target Bonus Percentage by his or her Base Salary (as defined below) for the relevant Incentive Plan Year. For purposes of this Plan, “Base Salary” shall mean the actual base salary paid in effect for a Participant, at the end of the Incentive Plan Year. The Target Bonus Percentages for each Participant shall be approved by the Committee for each Incentive Plan Year. A Participant’s maximum Bonus under the Plan shall not exceed 150% of his or her Target Bonus, unless the Committee elects to amend the Plan with respect to a Participant or Participants.
Effective for 2014, and unless and until changed by the Committee, in its sole discretion, the Target Bonus Percentages for the executive officers of the Company for purposes of this Plan shall be as follows:

Position	Target Bonus Percentage (as % of Base Salary)
President and Chief Executive Officer	125%
Executive Vice President and Chief Financial Officer	100%
Senior Vice President, General Counsel and Secretary	70%
Senior Vice President of Real Estate Operations	40%

    The Executive Chairman of the Board shall not be a Participant under the Plan; and as such, any cash bonus for the Executive Chairman of the Board shall be entirely at the discretion of the Committee.

5.    Performance Multipliers. Following the completion of each Incentive Plan Year, separate “Performance Multipliers” will be established by the Committee with respect to each of the corporate and individual components of each Bonus for each Incentive Plan Year.
(a)    Corporate Performance Multiplier. The executive officers of the Company will present to the Committee for its approval their assessment of the level of the Company’s performance relative to the corporate Performance Goals, which performance levels will be used to calculate an overall Performance Multiplier for the corporate component of each Bonus. Such corporate Performance Multiplier shall be expressed as a percentage within the range specified by the Committee with respect to each Incentive Plan Year. The same Performance Multiplier, as approved by the Committee, shall be used for the corporate component of each Participant’s Bonus. The Committee may, in its discretion, establish minimum corporate Performance Multipliers which, if not achieved for an Incentive Plan Year, will result in no Bonuses being paid. The corporate Performance Multiplier will not exceed 200% of targeted levels.
(b)    Individual/Discretionary Performance Multiplier. The Committee will establish an individual Performance Multiplier for the individual component of each Bonus based on individual performance, including performance relative to his or her individual Performance Goals, if any, and the consideration of such other factors as the Committee determines to be appropriate, in its sole discretion. The individual Performance Multiplier will not exceed 100% of targeted levels.
6.    Calculation of Bonuses. The actual Bonus for a Participant will be calculated by the Committee (or the Corporation, upon the Committee’s request and ultimate approval) as soon as practicable following the completion of the relevant Incentive Plan year by applying the Performance Multipliers to the Target Bonus for such Participant according to the weightings and methods approved by the Committee for such Incentive Plan Year. The Committee may, in its discretion, increase, reduce or eliminate a Bonus otherwise payable to any Participant. Any such increase, reduction or elimination may be made based on objective or subjective determinations as the Committee determines appropriate.

7.    Payment of Bonuses. The payment of Bonuses under the Plan shall be made in cash between December 1 (of the Incentive Plan Year to which such Bonuses relate) and March 15 (of the calendar year following the Incentive Plan Year to which such Bonuses relate) on such date or dates determined by the Committee and shall be subject to such terms and conditions as may be determined by the Committee in its sole discretion.
Except as otherwise provided in a written employment agreement between a Participant and the Company or as otherwise determined by the Committee, a Participant must be an active employee of the Company or its subsidiaries or affiliates and in good standing as of the date on which the Bonus is paid in order to be entitled to receive such Bonus. If a Participant dies or a Participant’s employment is terminated for any reason prior to the payment of his or her Bonus, the payment of any Bonus (and in the case of death, the person or persons to whom such payment shall be made) shall be determined at the sole discretion of the Committee.
8.    Amendment, Suspension and Termination of the Plan. The Committee shall have the authority to amend, suspend or terminate the Plan at any time in its sole discretion.

9.    Miscellaneous.

(a)    The Company shall deduct all federal, state, and local taxes required by law or Company policy from any Bonuses paid hereunder.
(b)    Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company, which is hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause. Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan shall adversely affect any rights that a Participant may otherwise have under an employment or severance agreement or plan with or maintained by the Company to which such Participant is a party or under which such Participant is a beneficiary.
(c)    The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.
(d)    Any payments made by the Company to a Participant as a “matching” contribution to a Participant’s 401(k) plan (or similar retirement plan) shall be separate and distinct from this Plan, and have no applicability hereunder.
(e)    No Bonus granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. All rights with respect to a Bonus granted to a Participant under the Plan shall be available during his or her lifetime only to the Participant.
(f)    Notwithstanding anything in the Plan to the contrary, any and all amounts payable to any Participant under the Plan from time to time may, in the Committee’s sole discretion, be reduced or offset by any amounts then due or owing by such Participant to the Company or any of its affiliates pursuant to or in accordance with any benefit or compensation plan, program, policy or arrangement maintained by the Company or such affiliates.

(g)    Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.
(h)    The Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. Any and all controversies or disputes involving, relating to, or arising out of, or under, this Plan, including but not limited to its construction, interpretation or enforcement, shall be litigated exclusively in the state or federal courts sitting in San Diego County, California. Each Participant is hereby deemed to irrevocably and unconditionally consent to the personal jurisdiction of the state courts in San Diego County, California with regard to any and all controversies or disputes involving, relating to, or arising out of, or under, the Plan. Each Participant is further deemed to irrevocably and unconditionally waive any defense or objection of lack of personal jurisdiction over Participant by the state or federal courts sitting in San Diego County, California.
(i)    Bonus payments are not intended to constitute a deferral of compensation subject to Section 409A of the Code and are intended to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder. Accordingly, to the extent necessary to cause Bonus payments hereunder to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder, a Bonus payment shall be made not later than the later of (i) the fifteenth day of the third month following the Participant’s first taxable year in which the Bonus payment is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month following the Company’s first taxable year in which the Bonus payment is no longer subject to a substantial risk of forfeiture; provided, however, that if due to administrative reasons Bonuses are not paid within the foregoing time periods, then such Bonuses will be paid as soon as administratively feasible but no later than the last day of the calendar year following the end of the Incentive Plan Year to which such Bonuses relate.